SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549

                                FORM 8-K

                             CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   June 11, 2001
                                                 __________________

                       IGENE Biotechnology, Inc.
      __________________________________________________________
          (Exact Name of Registrant as Specified in Charter)

         Maryland                  0-15888             52-230461
____________________________     ____________     ___________________
(State of Other Jurisdiction     (Commission         (IRS Employer
     of Incorporation)           File Number)     Identification No.)

     9110 Red Branch Road, Columbia, Maryland           21045
_____________________________________________________________________
     (Address of Principal Executive Offices)         (Zip Code)

Registrant's telephone number, including area code    410-997-2599
                                                   __________________

                                 N/A
_____________________________________________________________________
    (Former Name or Former Address, if Changed Since Last Report)


























Item 5. Other Events

	On June 11, 2001, Igene Biotechnology, Inc. ("Igene") signed an agreement with Ewos Chile S.A. ("Ewos Chile") to sell $2 million of its natural astaxanthin pigment, AstaXin(R), to Ewos Chile over the next twelve months. Ewos Chile is a leading producer of fish feed for salmon species in Chile.

	Igene's sales of AstaXin(R) to other customers are approximately $791 thousand for the second quarter of 2001, through May 31st. This is an increase of 78% over first quarter 2001 AstaXin(R) sales of $445 thousand. Igene began significant commercial sales of AstaXin(R) in the first quarter of 2000, and sales have continued to increase steadily since then. Sales to customers other than Ewos Chile are expected to continue to increase, although there can be no assurances that they will do so. Igene and its worldwide marketing agent, ProBio Nutraceuticals A.S., of Norway, have been marketing AstaXin(R) primarily in Chile. Currently, Igene's manufacturer, Fermic S.A. de C.V., of Mexico, is rapidly expanding its fermentation capacity to meet this expected demand for AstaXin(R). The future growth of Igene's sales for the near future is dependent upon the speed and success with which this expansion can be achieved.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           IGENE Biotechnology, Inc.
                                        _______________________________
                                                 (Registrant)

Date   June 12, 2001                 By    /s/ Stephen F. Hiu
     __________________                 _______________________________
                                           Stephen F. Hiu
                                           President and Treasurer